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                                                                       EXHIBIT 5


                                 July 25, 1996



GSE Systems, Inc.
8930 Stanford Boulevard
Columbia, MD  21045

Ladies and Gentlemen:

          Reference is made to the Registration Statement on Form S-8 ("Registration Statement") of GSE Systems, Inc. (the "Corporation") related to the registration of 635,000 shares of the Corporation's common stock, par value $.01 per share ("Common Stock"), which are to be offered pursuant to awards granted or to be granted under the GSE Systems, Inc. 1995 Long-Term Incentive Plan (the "Plan") or pursuant to the Koestenbaum Option Agreement or the Meuller Option Agreement (the "Option Agreements").

          I have been requested to furnish an opinion to be included as Exhibit 5 to the Registration Statement. In conjunction with the furnishing of this opinion, I have examined such corporate documents and have made such investigation of matters of fact and law as I have deemed necessary to render this opinion.

          Based upon such examination and investigation, and upon the assumption that there will be no material changes in the documents examined and matters investigated, I am of the opinion that the 635,000 shares of Common Stock referred to above have been duly authorized by the Corporation and that, when issued in accordance with the terms of the Plan and the Option Agreements, as the case may be, and for legal consideration of not less than $.01 per share, such shares will be legally issued, fully paid and nonassessable.

          I consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


                                                Very truly yours,


                                                /s/  THOMAS K. MILHOLLAN
                                                ------------------------
                                                Thomas K. Milhollan